THE REGISTRANT HAS APPLIED FOR CONFIDENTIAL TREATMENT OF CERTAIN TERMS IN THIS EXHIBIT WITH THE SECURITIES AND EXCHANGE COMMISSION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE MARKED WITH AN ASTERISK [*] AND HAVE BEEN OMITTED. THE OMITTED PORTIONS OF THIS EXHIBIT WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

                                 ADDENDUM NO. 2

                                     TO THE

                         REMOTE SERVICE EXHIBIT NUMBER 1

This Addendum is deemed effective July 1, 2006, and is hereby made a part of and incorporated into that Remote Service Exhibit by and between COMPUTER SCIENCES CORPORATION ("CSC") and JOHN HANCOCK LIFE INSURANCE COMPANY AS THE SUCCESSOR IN INTEREST TO THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.) ("Customer"), dated May 1, 2002 (the "Exhibit"). In the event that any provision of this Addendum and any provision of the Exhibit are inconsistent or conflicting, the inconsistent or conflicting provision of this Addendum shall be and shall constitute an amendment of the Exhibit and shall control, but only to the extent that such provision is inconsistent or conflicting with the Exhibit.

CSC and Customer hereby agree to amend the above referenced Exhibit as follows:

1. Paragraph 3.1 of the Exhibit is hereby deleted and replaced with the following:

3.1 Initial and Renewal Terms. Subject to termination as hereinafter provided, this Exhibit shall remain in force and effect through June 30, 2011 (the "Initial Term"), and thereafter, CSC and the Customer may, by mutual agreement, extend this Exhibit beyond the Initial Term for successive periods as they may agree (each a "Renewal Term") in accordance with and subject to the following:

          a. CSC shall provide to Customer, at least 12 months prior to the end of the Initial Term, either

          1.    a notice of its intention not to renew; or

          2. a proposal outlining CSC's proposed charges for a renewal term of the following durations:

                    2.1   a one-year renewal term; and

                    2.2   a three-year renewal term.

      b. Customer will consider CSC's proposal and provide at least 10 months' prior written notice to CSC of its intention to either extend this Exhibit for a Renewal Term or to terminate.

      c. If Customer and CSC agree to the terms for a Renewal Term, such Renewal Term will commence upon the expiration of the Initial Term or the current Renewal Term, as the case may be.

      d. If Customer has provided notice to CSC of its intention to terminate, or allows the Exhibit to expire, but requires more time to facilitate the orderly transition of the Services back to Customer, its Affiliates or to another third party service provider, the Customer may elect to extend the term of this Exhibit:

                    1. on a one-time basis, for a term not to exceed six months; or

                    2.    on a one-time basis, for an additional one-year term.

      e. The rates that shall apply for an extension for up to six months if so elected by the Customer shall be the rates currently being charged to the Customer for the Services being provided at the time of such election. The rates that shall apply for the one-year period, if so elected, shall be the one-year rates stated in CSC's end of term proposal.

2. Paragraph 3.2 (d) of the Exhibit is hereby deleted and replaced with the following:

            3.2.d by written notice of termination from Customer to CSC at least one hundred eighty (180) days prior to the effective date of termination and payment of the termination fee set forth below; or

Effective date of termination                Termination Fee
---------------------------------------      ---------------
From July 1,2006 through June 30, 2007             [*]
From July 1, 2007 through June 30, 2008            [*]
From July 1, 2008 through June 30, 2009            [*]
From July 1, 209 through June 30, 2010             [*]
From July 1, 2010 through June 30, 2011            [*]

3. Paragraphs 4.1 and 4.2 of the Exhibit are hereby deleted and replaced with the following:

      4.1 Processing Charge Components. CSC shall charge and Customer shall pay processing fees for actual production and development machine utilization utilizing the following measures:

            a. CPU utilization will be charged based upon IBM 3090/600J CPU utilization;

            b. DASD utilization will be charged based upon megabyte-months utilized;

            c. Tape utilization will be charged based upon gigabytes transferred to tape.

      4.2 Processing Charges. Processing fees will be charged on a monthly basis as defined in the following rate schedules.

            a.    Production processing will be charged as set forth below:

PRODUCTION
MACHINE                                            July 1, 2006    July 1, 2007    July 1, 2008     July 1, 2009     July 1, 2010
CHARGE                                             through June    through June    through June     through June     through June
SCHEDULE                                             30, 2007        30, 2008        30, 2009         30, 2010         30, 2011
--------------------    -----------------------    ------------    ------------    ------------     ------------     ------------
Prime-time CPU hours    7am CT to 4pm CT Monday
                        through Friday                 $  158         $  152          $  146           $  141           $  137

Non-prime CPU hours     From 4pm CT until 7am
                        CT Monday through
                        Friday; Saturdays,
                        Sundays and legal
                        holidays                       $   63         $   61          $   59           $   57           $   55

CICS                    12:00am through
                        11.59pm Sunday through
                        Saturday                       $  197         $  190          $  183           $  177           $  171

Tape                    12:00am through
                        11.59pm Sunday through
                        Saturday                      $ 6.09          $ 5.86          $ 5.65           $ 5.46           $ 5.27

DASD (disk space)       12:00am through
                        11.59pm Sunday through
                        Saturday                      $0.037          $0.035          $0.034           $0.033           $0.032

            b.    Development processing will be charged as set forth below:

DEVELOPMENT
MACHINE                                            July 1, 2006    July 1, 2007    July 1, 2008     July 1, 2009     July 1, 2010
CHARGE                                             through June    through June    through June     through June     through June
SCHEDULE                                             30, 2007        30, 2008        30, 2009         30,2010          30, 2011
--------------------    -----------------------    ------------    ------------    ------------     ------------     ------------
Prime-time CPU          7am CT to 4pm CT
hours                   Monday through Friday         $227             $218            $210             $203             $196

                                       3

Non-prime               From 4pm CT until
CPU hours               7am CT Monday through
                        Friday; Saturdays,
                        Sundays and legal
                        holidays                      $  91           $   87          $   84           $   81           $   79

CICS                    12:00am through
                        11.59pm Sunday through
                        Saturday                      $  283          $  273          $  263           $  254           $  245

Tape                    12:00am through
                        11.59pm Sunday through
                        Saturday                      $ 8.74          $ 8.42          $ 8.12           $ 7.84           $ 7.58

DASD (disk space)       12:00am through 11.59pm
                        Sunday through Saturday       $0.052          $0.051          $0.049           $0.047           $0.045

      c. It is understood that the above prices are for mainframe processing of Customer's installation of System. Customer and CSC agree that should Customer elect to re-platform or upgrade System to a mid-tier processing environment, that CSC will use commercially reasonable efforts to price the mid-tier processing services competitively, and that the mid-tier processing for Customer's Vantage-One components of system shall be consistent or lower than then- current mid-tier processing prices for Vantage-One charged to Manulife's affiliates. For further clarity, Section 4.2 of Agreement is still applicable.

      d. Contract Increases. If there is an increase in active Contracts processed for Manulife and its Affiliates globally, including Customer, such that the total active Contracts exceed 1,600,000, then CSC will take advantage of any increased economies of scale related to providing substantially increased volume of service to the expanded business. CSC and Customer will perform a due diligence process to determine potential economies of scale. Customer and CSC will, in good faith, agree on reasonable price reductions in Processing Fees as defined in Section 4.2 (a) and 4.2 (b) of this Exhibit.

4. License to WMA. For further clarity and notwithstanding anything to the contrary in the Exhibit, CSC hereby acknowledges and agrees that Customer shall have the right, subject to compliance with the applicable terms of the Agreement and the Exhibit during the Initial Term or any Renewal Term to in- source or have transferred to its Outsourcer for use on Customer's behalf the Wealth Management Accelerator ("WMA"), without payment of any additional license fees. The use of WMA shall be in accordance with the terms of the License Exhibit attached hereto as Schedule 1, which is a License Exhibit to the Agreement.

5. License to Vantage One. For further clarity, notwithstanding Section 3.10 of the Exhibit, CSC hereby acknowledges that Customer has the right to license the Vantage One Software Product without payment of any license fees. Customer shall, however, enter into a minimum three year term Enhancement and Support Exhibit for the Vantage One Software Product with the rates for such Enhancement and Support to be mutually agreed by the Parties acting in good faith and in a commercially reasonable manner.

      Termination or non-renewal of Enhancement and Support services after the initial three year term shall not affect Customer's use of the Vantage One Software product. Such license to Vantage One will be pursuant to a license exhibit that is substantially the same as the License Exhibit attached as Schedule 1.

CSC and Customer certify by their undersigned authorized agents that they have read this Addendum and the Exhibit and agree to be bound by their terms and conditions.

CSC                                   CUSTOMER

                                      JOHN HANCOCK LIFE INSURANCE COMPANY

COMPUTER SCIENCES CORPORATION

By: /s/ MICHAEAL W. RISLEY            By: /s/ JOHN C. MATHER
    ------------------------------        --------------------------------------
        (Authorized Signatory)                   (Authorized Signatory)
      (in non-black ink, please)               (in non-black ink, please)

    MICHAEAL W. RISLEY                    JOHN C. MATHER
    ------------------------------        --------------------------------------
            (Printed Name)                             (Printed Name)

                                          SENIOR EXECUTIVE VICE PRESIDENT &
    PRES, LIFE & ANNUITY DIV FSG          CHIEF INFORMATION & TECHNOLOGY OFFICER
    ------------------------------        --------------------------------------
              (Title)                                    (Title)

               9-19-06                                SEPT. 13/2006
    ------------------------------        --------------------------------------
          (Execution Date)                           (Execution Date)

                                   SCHEDULE 1

             WEALTH MANAGEMENT ACCELERATOR LICENSE EXHIBIT #[NUMBER]

                  AND/OR VANTAGE ONE LICENSE EXHIBIT #[NUMBER]

This Vantage-One License Exhibit is deemed effective_______________________, and is hereby made a part of and incorporated into that CSC Customer Agreement between COMPUTER SCIENCES CORPORATION ("CSC") and JOHN HANCOCK LIFE INSURANCE COMPANY AS SUCCESSOR IN INTEREST TO HE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.) ("Customer") dated effective December 15, 2000 (the "Agreement").

1. LICENSE GRANT

CSC grants Customer, to use for itself and its Affiliates, a perpetual, personal, nonexclusive, nontransferable license to use the Software Product identified below (the "Licensed System") and more fully described in Schedule 1 hereto on the terms stated in this Exhibit and the Agreement. The license shall be limited to Customer's processing annuities issued in Japan and underwritten and obligation to pay the annuitants assumed by Customer or a Customer Affiliate. CSC reserves all rights not expressly granted to Customer. The Licensed System includes the most current commercially available release as of the date of delivery and all future releases delivered to Customer pursuant to any Exhibit providing for support of the Licensed System. The Licensed System includes the following elements:

      [X] Wealth Management Accelerator ("wmA") (DB2 mid-tier version) (source code)

      [X]   Vantage One

wmA are computer programs designed to work with CSC's Vantage One Software Product, and is licensed to Customer for use at the same locations and subject to the same terms and conditions as Customer's license to Vantage One Software Product.

Notwithstanding anything to the contrary in this Section 1, CSC and Customer agree that the Licensed System shall include the version used by CSC in live production processing under that Remote Services Exhibit Number 1 to the Agreement as of the effective date hereof.

2. SCOPE OF LICENSE

Customer shall only use a single logical production copy of the Licensed Software to process the data of Customer and its Affiliates under that Remote Service Exhibit Number 1 to the Agreement dated May 1, 2002 . Customer shall not use the Licensed System to process the data of any third party, such as by providing service bureau or outsourcing services. Customer may make additional copies of Documentation for the Licensed System as reasonably necessary for use of the Licensed System within the scope of Customer's license.

3. SITE

Mid-tier version Software Products which execute using versions of Microsoft Windows, Unix or AIX operating systems on server-based data processing equipment located at Customer's facilities at _______________ or at the facilities of Customer's third party Outsourcers.

Upon thirty (30) days prior written notice to CSC, Customer may change the data center to another Customer facility located in Canada, United States, United Kingdom, Hong Kong or Japan ("Approved Areas"). However, Customer must always seek the prior written consent of CSC for any transfer of the Licensed System to another location outside of such Approved Areas; CSC agrees it will not withhold its consent to change Customer's authorized location unless CSC has reason to believe the confidentiality of the Licensed System will be compromised. Customer shall keep accurate records of all locations at which any of the Licensed System is installed, and shall provide such records to CSC upon request.

4. TERM

Unless terminated according to the terms of the Agreement, this Exhibit and the license granted by this Exhibit shall be in effect for a term beginning on the effective date of this Exhibit and continuing thereafter.

5. DELIVERY

CSC will make, and Customer will take, delivery of one copy of the code and documentation that comprises the Licensed System. Delivery shall be made by any means generally accepted in the data processing industry and reasonably selected by CSC and Customer. CSC shall assume all risks of loss or damage to the Licensed System's physical media while in transit to the Customer. Upon delivery of the Licensed System to Customer, Customer shall assume risk of loss and damage to the Licensed System. In order to avoid maintaining multiple versions of the Licensed System, CSC may include program code which Customer is not licensed to use along with the copy of the Licensed System distributed to Customer. CSC will identify any modules or enhancements that are delivered to Customer and that Customer is not licensed to use. Customer agrees that it will use only those portions of the Licensed System to which it holds a license from CSC, except to the extent that program code that CSC has licensed to Customer requires the use of the unlicensed portions.

6. FEES: NONE

7. CUSTOMER'S AFFILIATES' CONFIDENTIALITY

Customer may disclose the Licensed System to Customer's Affiliates' employees and Outsourcers required to receive such disclosure for Customer to process, maintain or modify the Licensed System provided Customer has obligated each such employee and Outsourcer, as the case may be, to confidentiality obligations substantially similar as those delineated in the Agreement.

8. CUSTOMER RESPONSIBILITIES

Except as expressly provided herein, or in a Work Assignment or other Exhibit, provision of the technical environment required by the Licensed System, installation of the Licensed System, conversion of data files, and training of Customer's employees shall be the sole responsibility of Customer. CSC may agree to assist Customer with such responsibilities on a Time and Materials Basis with such rates and scheduling subject to mutual agreement.

CSC and Customer certify by their undersigned authorized agents that they have read this Addendum and Exhibit No. 1 and agree to be bound by their terms and conditions.

CSC                                        CUSTOMER

COMPUTER SCIENCES CORPORATION              JOHN HANCOCK LIFE INSURANCE COMPANY

By:                                        By:
   ------------------------------------        ---------------------------------
          (Authorized Signatory)                     (Authorized Signatory)
        (in non-black ink, please)                 (in non-black ink, please)

   ------------------------------------        ---------------------------------
             (Printed Name)                              (Printed Name)

   ------------------------------------        ---------------------------------
                (Title)                                     (Title)

   ------------------------------------        ---------------------------------
            (Execution Date)                            (Execution Date)

                                   SCHEDULE 1
                                     TO THE
             WEALTH MANAGEMENT ACCELERATOR LICENSE EXHIBIT #[NUMBER
             Wealth Management System, VANTAGE-ONE and RPS Overview

PURPOSE

The purpose of this document is to provide a summary-level description of the Wealth Management System, the VANTAGE-ONE Annuity Administration System and the Repetitive Payment System (RPS), which will either be utilized or have components utilized by Customer in a manner defined in the Remote Service
Exhibit 1. Customer recognizes that this document is not intended to be a full and complete specification or description of each of these Systems and their components. System documentation governs with regard to functionality and processing.

Inputs

Currently, the VANTAGE-ONE Administration System and Repetitive Payment System
(RPS) have different transactions for adding contracts, applying payments and processing contract changes. Under the Wealth Management System, these separate transactions will be combined into one type of transaction for initial setup of the contract, payment of premiums for accumulation or purchase of a distribution stream and processing of contractual or client changes.

The stream of input transactions can be processed either as an XML schema (support for a subset of the TX Life transactions will be provided) or as sequential files defined by copybooks. The Wealth Management System will include a limited license to the XMLGateway System for data translation and data transformation of the input files.

Outputs

Currently, the VANTAGE-ONE Administration System and RPS produce separate files that are used to interface with corporate systems such as:

      -     General Ledger

      -     Check writing and reconciliation

      -     Electronic Funds Transfer

      -     Policy Reserves

      -     Tax Reporting

      -     Contract holder Statements

      -     Commissions

Under the Wealth Management System, these functions will be consolidated into a single file. Audit and control functions will be supported through a separate set of outputs.

The output files will be produced as XML schemas using the XMLGateway System. However, the commission file will continue to be supported for the short term as a sequential copybook format complying with the VANTAGE-ONE Commission Extract file for use by customers who also use CSC's PerformancePlus System or Distribution Support System.

Business Rules

Currently, the VANTAGE-ONE Administration System and RPS maintain separate sets of business rules established as a series of user-maintained business rules tables. While there are some common functions (such as the definition of general ledger account information), many of the business rules are specific to the function of each system.

Under the Wealth Management System, the business rules will be combined into a single set of user-maintained tables. Functions that are common to both systems will be consolidated into a single user-defined business rules. Functions that are specific to either wealth accumulation or wealth distribution will be maintained as distinct business rule tables, but under a common architecture.

The general approach to maintaining user-defined business rules in the Wealth Management System will follow the design of the VANTAGE-ONE Product Wizard.

The Wealth Management System will include a limited license for use of the Visual Product Modeling System (VP/MS). In addition, the integration points established with the VANTAGE-ONE System will be provided to customers of the Wealth Management System. These integration points provide a generalized methodology of making data resident in the administration system available for use in formulas and processes developed in VP/MS.

Database

Currently, both the VANTAGE-ONE Administration System and RPS have separate relational databases. Each of the two databases has some similarities regarding basic information such as contract data, transaction data and business rules. However, since each system was developed and enhanced as separate solutions over a period of time, there are significant differences in how these common functions are represented in each system's database.

Under the Wealth Management System, a single database will be developed that supports both the common elements of wealth accumulation and wealth distribution (through the use of common database definitions) but which also allows the wealth accumulation and wealth distribution functions to be represented in a single database.

Specific examples of how this consolidation will be developed include:

      -     A single client will be established

      -     A single contract will be created

      -     Transactions will be recorded in a single set of database segments

      - Variable pricing information (daily fund values) will be combined into a single set of database segments

      - A single scheduled activity file will be used to drive internal processing for contracts (combining both accumulation and distribution functions)

Business Processing Functions

Currently, the VANTAGE-ONE Administration System and RPS have some common business processes such as adding a contract, applying a payment, processing a withdrawal. However, each system has been developed independently to meet the needs of specific business situations.

Within the Wealth Management System, the common business processes will be consolidated.

The following list of business processes identifies the most common functions that will be combined during development of the Wealth Management System. However, customer input will be solicited to validate the usefulness of the combination process and whether-or-not other business processes should also be considered:

      -     New Policy add process

      -     Deposit

      - Payment process (including the ability to support multiple payments for wealth distribution functions)

      -     Surrender / Withdrawal processing

      -     Client maintenance

      - EFT processing (including the ability to pre-note during the wealth accumulation phase of a contract)

      - Flexible Asset Variation (including the ability to have one investment fund used for wealth distribution purposes that has multiple daily prices based on contract attributes)

      - Unit Value Price correction processing (including the ability to automate the correction of a "bad price" and the calculation and reporting of corresponding gains and losses)

      -     Portfolio Rebalancing on a periodic or one time basis

      - Dollar Cost Averaging for moving amounts from fixed to variable investment funds on a scheduled basis

      - Scheduled Systematic Withdrawal processing (both from the accumulation and distribution values of a contract)

      -     Federal and State Tax withholding

      - Beneficiary processing (including the ability to have multiple beneficiaries both for accumulation and distribution)

      - Payee processing (including the ability to disburse amounts to multiple payees in addition to the contract owner or beneficiary)

      - Required Minimum Distribution (a single function for both accumulation and distribution)

      -     Cost of living adjustment for Wealth Distribution

      - Backdate / Reversal processing (with the ability to automatically backdate or reverse to any prior point in the life of the contract), with Customer and CSC agreeing that as used in this Amendment, the term "backdating" shall not mean the backdating of documents or transactions

      -     Alignment of transaction codes

Environment

The Wealth Management System will be developed to operate in a single, consolidated environment with a single, consolidated set of job control procedures. Customer will have a license and enhancement and support services for the server- based version of Wealth Management System subject to terms within the Remote Service Exhibit 1 to which it is attached License, enhancement and support services for another environment shall be subject to mutual agreement.

CSC will provide conversion routines to convert base VANTAGE-ONE Service Pack 19 and base RPS Service Pack 19.

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